UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 23, 2013 (July 17, 2013)

IVEDA SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-53285	20-2222203
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 South Alma School Road, Suite 8500 Mesa, Arizona		85210
(Address of Principal Executive Offices)		(Zip Code)

(480) 307-8700

(Registrant’s Telephone Number, Including Area Code)

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders

On July 17, 2013, Iveda Solutions, Inc. (the “Company”) held its 2013 Annual Meeting of Stockholders (the “Annual Meeting”) at its executive offices located at 1201 South Alma School Road, Mesa, Arizona 85210. A total of 25,117,548 shares of the Company’s common stock outstanding and entitled to vote were present at the meeting in person or by proxy. The results of the items voted on at the Annual Meeting are as follows:

Proposal 1: Election of Directors	Votes For	Votes Withheld	Broker Non-Votes
Mr. David Ly	14,032,066	0	0
Mr. Joseph Farnsworth	14,032,066	0	0
Mr. Gregory Omi	14,032,066	0	0
Mr. James Staudohar	14,032,066	0	0
Mr. Robert Gillen	14,032,066	0	0
Mr. Chen-Ho (Alex) Kuo	14,032,066	0	0
Mr. Alejandro Franco	14,032,066	0	0

The Company’s directors are elected by a plurality of the votes cast. Accordingly, each of the nominees named above was elected.

Proposal 2: Ratification of Albert Wong & Co. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013	Votes For	Votes Against	Votes Abstaining	Broker Non-Votes
	13,783,066	81,500	167,500	0

The vote required to approve this proposal was the affirmative vote of a majority of shares represented at the meeting. Accordingly, this proposal was approved.

Proposal 3: Advisory (non-binding) vote to approve executive compensation, as described in the proxy statement for the Annual Meeting	Votes For	Votes Against	Votes Abstaining	Broker Non-Votes
	13,777,566	50,000	204,500	0

The vote required to approve this proposal was the affirmative vote of a majority of shares represented at the meeting. Accordingly, this proposal was approved.

Proposal 4: Advisory (non-binding) vote on frequency of future advisory votes to approve executive compensation	Votes For Every One Year	Votes For Every Two Years	Votes For Every Three Years	Votes Abstaining	Broker Non-Votes
	13,279,420	430,000	10,000	312,646	0

The Board of Directors has determined, in light of the results of the vote on this item, that the Company will hold an advisory vote on executive compensation every one year until the next required vote on the frequency of advisory votes on executive compensation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IVEDA SOLUTIONS, INC. (Registrant)

Date: July 23, 2013	By:	/s/ Luz Berg
Luz Berg Chief Operating Officer and Corporate Secretary